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                                                                    Exhibit 11.1

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
                                                                                             December 31,
                                                                               -------------------------------------------------
                                                        June 30, 2000                 1999           1998              1997
                                                        -------------                 ----           ----              ----
NUMERATOR:
Net Loss                                                $ (21,638,845)         $   (7,021,820)   $   (845,531)     $   (181,288)
Series A Preferred stock accretion + dividends             (6,196,440)            (11,397,434)              0                 0
                                                        -------------          --------------    ------------      ------------
Numerator for basic loss per share and loss
  per share assuming dilution -- loss available
  to common shareholders                                $  27,835,285          $  (18,419,254)   $   (845,531)     $   (181,288)

DENOMINATOR:
Denominator for basic loss per share-
  Weighted average shares                                  16,023,980              16,003,980      16,003,980        19,923,344
Potentially dilutive common shares                                  0                       0               0                 0
Denominator for diluted loss per share-adjusted
  Weighted average shares and assumed conversions          16,023,980              16,003,980      16,003,980        19,923,344

NET LOSS PER SHARE:
  Basic and diluted net loss per share                  $       (1.74)          $       (1.15)   $      (0.05)     $      (0.01)

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